                                                                       Exhibit 2


                          AGREEMENT AND PLAN OF MERGER

                         dated as of September 30, 1999

                                  by and among

                                KELLOGG COMPANY,

                               WF ACQUISITION INC.

                                       and

                             WORTHINGTON FOODS, INC.

                                TABLE OF CONTENTS

             This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.

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
ARTICLE I  THE MERGER............................................................................1

        1.01     The Merger......................................................................1
        1.02     Closing.........................................................................1
        1.03     Effective Time..................................................................1
        1.04     Articles of Incorporation and Code of Regulations of the Surviving Corporation..2
        1.05     Directors and Officers of the Surviving Corporation.............................2
        1.06     Effects of the Merger...........................................................2
        1.07     Further Assurances..............................................................2

ARTICLE II  CONVERSION OF SHARES.................................................................2

        2.01     Conversion of Capital Shares....................................................2
        2.02     Exchange of Certificates........................................................4

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.......................................6

        3.01     Organization and Qualification..................................................6
        3.02     Capitalization..................................................................6
        3.03     Authority Relative to this Agreement............................................7
        3.04     Non-Contravention; Approvals and Consents.......................................8
        3.05     SEC Reports and Financial Statements............................................9
        3.06     Absence of Certain Changes or Events............................................9
        3.07     Absence of Undisclosed Liabilities.............................................10
        3.08     Legal Proceedings..............................................................10
        3.09     Information Supplied...........................................................10
        3.10     Permits; Compliance with Laws and Orders.......................................11
        3.11     Compliance with Agreements; Certain Agreements.................................11
        3.12     Taxes..........................................................................12
        3.13     Employee Benefit Plans; ERISA..................................................13
        3.14     Labor Matters..................................................................16
        3.15     Environmental Matters..........................................................16
        3.16     Intellectual Property Rights...................................................18
        3.17     Year 2000......................................................................18
        3.18     Vote Required..................................................................18
        3.19     Opinion of Financial Advisor...................................................18

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
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                                                                                               No.
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
        3.20     Company Rights Agreement.......................................................19
        3.21     Anti-takeover Statutes Not Applicable..........................................19

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB....................................19

        4.01     Organization and Qualification.................................................19
        4.02     Authority Relative to this Agreement...........................................19
        4.03     Non-Contravention; Approvals and Consents......................................20
        4.04     Information Supplied...........................................................20
        4.05     Ownership of Company Common Shares.............................................21
        4.06     Legal Proceedings..............................................................21
        4.07     Capitalization of Sub..........................................................21
        4.08     Financing......................................................................21

ARTICLE V COVENANTS OF THE COMPANY..............................................................21

        5.01     Covenants of the Company.......................................................21
        5.02     No Solicitations...............................................................24
        5.03     Company Rights Agreement.......................................................25
        5.04     Third Party Standstill Agreements..............................................26

ARTICLE VI ADDITIONAL AGREEMENTS................................................................26

        6.01     Access to Information; Confidentiality.........................................26
        6.02     Preparation of Proxy Statement.................................................26
        6.03     Approval of Shareholders.......................................................27
        6.04     Regulatory and Other Approvals.................................................27
        6.05     Employee Matters...............................................................28
        6.06     Indemnification; Directors' and Officers' Insurance............................29
        6.07     Expenses.......................................................................30
        6.08     Sub............................................................................30
        6.09     Brokers or Finders.............................................................30
        6.10     Takeover Statutes..............................................................30
        6.11     Conveyance Taxes...............................................................31
        6.12     Covenant to Continue Manufacture of Food Products..............................31
        6.13     Notice and Cure................................................................31
        6.14     Fulfillment of Conditions......................................................31

ARTICLE VII CONDITIONS..........................................................................32

        7.01     Conditions to Each Party's Obligation to Effect the Merger.....................32
        7.02     Conditions to Obligation of Parent and Sub to Effect the Merger................32
        7.03     Conditions to Obligation of the Company to Effect the Merger...................33

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
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ARTICLE VIII  TERMINATION, AMENDMENT AND WAIVER.................................................34

        8.01     Termination....................................................................34
        8.02     Effect of Termination..........................................................35
        8.03     Amendment......................................................................36
        8.04     Waiver.........................................................................36

ARTICLE IX  GENERAL PROVISIONS..................................................................36

        9.01     Survival of Representations, Warranties, Covenants and Agreements..............36
        9.02     Notices........................................................................37
        9.03     Entire Agreement; Incorporation of Exhibits....................................38
        9.04     Public Announcements...........................................................38
        9.05     No Third Party Beneficiary.....................................................38
        9.06     No Assignment; Binding Effect..................................................38
        9.07     Headings.......................................................................38
        9.08     Invalid Provisions.............................................................38
        9.09     Governing Law..................................................................39
        9.10     Enforcement of Agreement.......................................................39
        9.11     Certain Definitions............................................................39
        9.12     Counterparts...................................................................40

                            GLOSSARY OF DEFINED TERMS


         The following terms, when used in this Agreement, have the meanings ascribed to them in the corresponding Sections of this Agreement listed below:

"affiliate"                                         --      Section 9.11(a)
"Agreement"                                         --      Preamble
"Alternative Proposal"                              --      Section 5.02
"Antitrust Division"                                --      Section 6.04
"beneficially"                                      --      Section 9.11(b)
"business day"                                      --      Section 9.11(c)
"CERCLA"                                            --      Section 3.15(b)
"Certificate of Merger"                             --      Section 1.03
"Certificates"                                      --      Section 2.02(b)
"Closing"                                           --      Section 1.02
"Closing Date"                                      --      Section 1.02
"Code"                                              --      Section 2.02(e)
"Company"                                           --      Preamble
"Company Common Shares"                             --      Section 2.01(b)
"Company Disclosure Letter"                         --      Section 3.01
"Company Employee Benefit Plans"                    --      Section 3.13(b)(i)
"Company Financial Statements"                      --      Section 3.05
"Company Options"                                   --      Section 2.01(e)
"Company Option Plans"                              --      Section 3.02(a)
"Company Plan"                                      --      Section 5.01(b)(D)
"Company Permits"                                   --      Section 3.10
"Company Preferred Shares"                          --      Section 3.02(a)
"Company Rights"                                    --      Section 3.02(a)
"Company Rights Agreement"                          --      Section 3.02(a)
"Company SEC Reports"                               --      Section 3.05
"Company Series A Preferred Shares"                 --      Section 3.02(a)
"Company Shareholders' Approval"                    --      Section 6.03
"Company Shareholders' Meeting"                     --      Section 6.03
"Confidentiality Agreement"                         --      Section 6.01
"Constituent Corporations"                          --      Section 1.01
"Contracts"                                         --      Section 3.04(a)
"control," "controlling," "controlled
   by" and "under common control with"              --      Section 9.11(a)
"Dissenting Share"                                  --      Section 2.01(d)(i)
"Effective Time"                                    --      Section 1.03
"Environmental Law"                                 --      Section 3.15(e)(i)
"Environmental Permits"                             --      Section 3.15(a)
"ERISA"                                             --      Section 3.13(b)(i)
"Exchange Act"                                      --      Section 3.04(b)
"FTC"                                               --      Section 6.04

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
"Governmental or Regulatory Authority"              --      Section 3.04(a)
"group"                                             --      Section 9.11(f)
"Hazardous Material"                                --      Section 3.15(e)(ii)
"HSR Act"                                           --      Section 3.04(b)
"Intellectual Property"                             --      Section 3.16
"knowledge"                                         --      Section 9.11(e)
"laws"                                              --      Section 3.04(a)
"Lien"                                              --      Section 3.02(b)
"material", "material adverse
   effect" and "materially adverse"                 --      Section 9.11(d)
"Merger"                                            --      Preamble
"Merger Price"                                      --      Section 2.01(c)
"OGCL"                                              --      Section 1.01
"Options"                                           --      Section 3.02
"Option Amount"                                     --      Section 2.01(e)
"orders"                                            --      Section 3.04(a)
"Parent"                                            --      Preamble
Payment Agent                                       --      Section 2.02(a)
Payment Fund                                        --      Section 2.02(a)
"person"                                            --      Section 9.11(f)
"Plan"                                              --      Section 3.13(b)(ii)
"Proxy Statement"                                   --      Section 3.09
"Representatives"                                   --      Section 9.11(g)
"SEC"                                               --      Section 3.04(b)
"Secretary of State"                                --      Section 1.03
"Securities Act"                                    --      Section 3.05
"Sub"                                               --      Preamble
"Sub Common Shares"                                 --      Section 2.01(a)
"Subsidiary"                                        --      Section 9.11(h)
"Surviving Corporation"                             --      Section 1.01
"Surviving Corporation Common Shares"               --      Section 2.01(a)
"Taxes"                                             --      Section 3.12

               This AGREEMENT AND PLAN OF MERGER dated as of September 30, 1999 (this "Agreement") is made and entered into by and among Kellogg Company, a Delaware corporation ("Parent"), WF Acquisition Inc., an Ohio corporation wholly owned by Parent ("Sub"), and Worthington Foods, Inc., an Ohio corporation (the "Company").

               WHEREAS, the Boards of Directors of Parent, Sub and the Company have each determined that it is advisable and in the best interests of their respective shareholders to consummate, and have approved, the business combination transaction provided for herein in which Sub would merge with and into the Company and the Company would become a wholly-owned subsidiary of Parent (the "Merger");

               WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

               NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I
                                   THE MERGER

               1.01 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.03), Sub shall be merged with and into the Company in accordance with the General Corporation Law of the State of Ohio (the "OGCL"). At the Effective Time, the separate existence of Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). Sub and the Company are sometimes referred to herein as the "Constituent Corporations". As a result of the Merger, the outstanding shares of capital stock and the treasury shares of the Constituent Corporations shall be converted or cancelled in the manner provided in Article II.

               1.02 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 8.01, and subject to the satisfaction or waiver (where applicable) of the conditions set forth in Article VII, the closing of the Merger (the "Closing") will take place at the offices of Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, New York, New York 10005 at 10:00 a.m., local time, on the eleventh calendar day following satisfaction of the conditions set forth in Article VII (or, if such day is not a business day, on the next succeeding business day), unless another date, time or place is agreed to in writing by the parties hereto (the "Closing Date"). At the Closing there shall be delivered to Parent, Sub and the Company the certificates and other documents and instruments required to be delivered under Article VII.

               1.03 Effective Time. At the Closing, a certificate of merger (the "Certificate of Merger") shall be duly prepared and executed by the Constituent Corporations and thereafter delivered to the Secretary of State of the State of Ohio (the "Secretary of State") for filing, as provided in Section 1701.81 of the OGCL, as soon as practicable on the Closing Date. The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State (the date and time of such filing being referred to herein as the "Effective Time").

               1.04 Articles of Incorporation and Code of Regulations of the Surviving Corporation. At the Effective Time, (i) the Articles of Incorporation of Sub as in effect immediately prior to the Effective Time shall be amended so that the name of Sub shall be changed to Worthington Foods, Inc., and, as so amended, such Articles of Incorporation shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation, and (ii) the Code of Regulations of Sub (the "Regulations") as in effect immediately prior to the Effective Time shall be the Regulations of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such Regulations.

               1.05 Directors and Officers of the Surviving Corporation. The directors and officers of Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Regulations.

               1.06 Effects of the Merger. Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the OGCL.

               1.07 Further Assurances. Each party hereto will, either prior to or after the Effective Time, execute such further documents, instruments, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, privileges, rights, approvals, immunities and franchises of either of the Constituent Corporations or to effect the other purposes of this Agreement.


                                   ARTICLE II
                              CONVERSION OF SHARES

               2.01 Conversion of Capital Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

               (a) Conversion of Sub Shares. Each issued and outstanding common share, without par value, of Sub ("Sub Common Shares") shall be converted into and become one fully paid and nonassessable common share, without par value, of the Surviving Corporation ("Surviving Corporation Common Shares"). Each certificate representing outstanding Sub Common Shares shall at the Effective Time represent an equal number of Surviving Corporation Common Shares.

               (b) Cancellation of Treasury Shares and Shares Owned by Parent and Subsidiaries. All common shares, without par value, of the Company ("Company Common Shares") that are owned by the Company as treasury shares and any Company Common Shares owned by Parent, Sub or any other wholly-owned Subsidiary (as defined in Section 9.11) of Parent shall be canceled and retired and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor.

               (c) Exchange Ratio for Company Common Shares. (i) Each issued and outstanding Company Common Share (other than shares to be canceled in accordance with Section 2.01(b) and other than Dissenting Shares (as defined in Section 2.01(d))) shall be converted into the right to receive $24.00 in cash (the "Merger Price").

                       (ii) All Company Common Shares converted in accordance with paragraph (i) of this Section 2.01(c) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Price per share, upon the surrender of such certificate in accordance with Section 2.02, without interest, subject to any applicable withholding tax.

               (d) Dissenting Shares. (i) Notwithstanding anything in this Agreement to the contrary, each outstanding Company Common Share that is held of record by a holder who has properly exercised dissenters' rights with respect thereto under Section 1701.85 of the OGCL (a "Dissenting Share"), shall not be converted into or represent the right to receive the Merger Price pursuant to
Section 2.01(c), but the holder thereof shall be entitled to receive such payment of the fair cash value of such Company Common Share from the Surviving Corporation as shall be determined pursuant to Section 1701.85 of the OGCL; provided, however, that if any such holder shall have failed to perfect or shall withdraw or lose such holder's rights under Section 1701.85 of the OGCL, each such holder's Company Common Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Price, without any interest thereon, pursuant to Section 2.01(c ).

                       (ii) The Company shall give Parent (x) prompt notice of any written demands for payment of the fair cash value of shares, withdrawals of such demands and any other instruments delivered pursuant to Section 1701.85 of the OGCL and (y) the opportunity to jointly participate with the Company in all negotiations and proceedings with respect to demands for payment under Section 1701.85 the OGCL. The Company will not voluntarily make any payment with respect to any demands delivered to the Company pursuant to Section 1701.85 and will not, except with the prior written consent of Parent, settle or offer to settle any such demands.

               (e) Stock Option Plans. (i) Subject to paragraph (ii) below, immediately prior to the Effective Time, each outstanding option to acquire Company Common Shares (the "Company Options") granted under any of the Company Option Plans (as defined in Section 3.02(a)), whether or not then exercisable, shall be cancelled by the Company, and in consideration of such cancellation, the holder thereof shall be entitled to receive from the Company at the Effective Time an amount in respect thereof equal to the product of (A) the excess, if any, of the Merger Price per share over the per share exercise price thereof and (B) the number of Company Common Shares subject thereto (the "Option Amount") (such payment to be net of applicable withholding taxes). Prior to the Effective Time, the Company shall deposit in a bank account not within the Company's control an amount of cash equal to the Option Amount for each Company Option then outstanding (subject to any applicable withholding tax), together with instructions that such cash be promptly distributed following the Effective Time to the holders of such Company Options in accordance with this Section 2.01(e).

               (ii) After the date of this Agreement and prior to the Closing Date, the Company shall use its reasonable best efforts and otherwise take all actions reasonably necessary to implement the cash-out of the Company Options as provided for in Section 2.01(e).

               2.02 Exchange of Certificates.

               (a) Payment Agent. At the Closing, Parent shall deposit with a bank or trust company designated before the Closing Date by Parent and reasonably acceptable to the Company (the "Payment Agent"), a cash amount equal to the aggregate Merger Price to which holders of Company Common Shares shall be entitled upon consummation of the Merger, to be held for the benefit of and distributed to such holders in accordance with this Section. The Payment Agent shall agree to hold such funds (such funds, together with earnings thereon, being referred to herein as the "Payment Fund") for delivery as contemplated by this Section and upon such additional terms as may be agreed upon by the Payment Agent, the Company and Parent. If for any reason (including losses) the Payment Fund is inadequate to pay the cash amounts to which holders of Company Common Shares shall be entitled, Parent and the Surviving Corporation shall in any event remain liable, and shall make available to the Payment Agent additional funds, for the payment thereof. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

               (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Payment Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Common Shares (the "Certificates") whose shares are converted pursuant to Section 2.01(c) into the right to receive the Merger Price (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Price. Upon surrender of a Certificate for cancellation to the Payment Agent, together with such letter of transmittal duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the Merger Price per Company Common Share represented thereby, subject to any applicable withholding tax, which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. In no event shall the holder of any Certificate be entitled to receive interest on any funds to be received in the Merger, including any interest accrued in respect of the Payment Fund. In the event of a transfer of ownership of Company Common Shares which is not registered in the transfer records of the Company, the Merger Price may be issued to a transferee if the Certificate representing such

Company Common Shares is presented to the Payment Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Price per Company Common Share represented thereby as contemplated by this Article II, together with the dividends, if any, which may have been declared by the Company on the Company Common Shares in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. Parent and the Surviving Corporation shall pay all fees and expenses of the Payment Agent in connection with the distribution of the Merger Price.

               (c) No Further Ownership Rights in Company Common Shares. All cash paid upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Common Shares represented thereby, subject, however, to the Surviving Corporation's obligation to pay any dividends which may have been declared by the Company on such shares of Company Common Shares in accordance with the terms of this Agreement and which remained unpaid at the Effective Time. Unless otherwise required by Section 1701.85 of the OGCL, from and after the Effective Time, the share transfer books of the Company shall be closed and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the Company Common Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates (other than Certificates representing Dissenting Shares) are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section.

               (d) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the shareholders of the Company for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) as general creditors for payment of their claim for the Merger Price per share. Neither Parent nor the Surviving Corporation shall be liable to any holder of Company Common Shares for cash representing the Merger Price delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

               (e) Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Shares such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Shares in respect of which such deduction and withholding was made by Parent.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

               The Company represents and warrants to Parent and Sub as follows:

               3.01 Organization and Qualification. Each of the Company and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for such failures to be so incorporated, existing and in good standing or to have such power and authority which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect (as defined in Section 9.11) on the Company and its Subsidiaries taken as a whole. Each of the Company and its Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. Section 3.01 of the letter dated the date hereof and delivered to Parent and Sub by the Company concurrently with the execution and delivery of this Agreement (the "Company Disclosure Letter") sets forth (i) the name and jurisdiction of incorporation of each Subsidiary of the Company,
(ii) its authorized capital shares, (iii) the number of issued and outstanding capital shares and (iv) the record owners of such shares. Except for interests in the Subsidiaries of the Company and as disclosed in Section 3.01 of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity. The Company has previously delivered or made available to Parent correct and complete copies of the certificate or articles of incorporation and bylaws or code of regulations (or other comparable charter documents) of the Company and its Subsidiaries.

               3.02 Capitalization. (a) The authorized capital shares of the Company consists solely of 30,000,000 Company Common Shares and 2,000,000 preferred shares, without par value ("Company Preferred Shares"). As of August 31, 1999, 12,385,576 Company Common Shares were issued and outstanding, 0 shares were held in the treasury of the Company and the only Company Common Shares reserved for issuance as of such date consisted of (a) 158,663 shares which were reserved or held for issuance pursuant to stock options outstanding under the Company's 1985 Stock Option Plan, as amended, (b) 603,090 shares which were reserved or held for issuance pursuant to stock options outstanding under the Company's Amended and Restated 1995 Stock Option Plan and (c) 92,221 shares which were reserved or held for issuance pursuant to stock options outstanding under the Company's 1993 Stock Option Plan for Non-Employee Directors (such Plans, the "Company Option Plans"). Since such date, except as set forth in
Section 3.02 of the Company Disclosure Letter, there has been no change in the number of issued and outstanding Company Common Shares or Company Common Shares held in treasury or reserved for issuance. As of the date hereof, no Company Preferred Shares are issued and outstanding and 300,000 shares are designated Series A Junior Participating Preferred Shares ("Company Series A Preferred Shares") and are reserved for issuance in accordance with the Rights Agreement dated as of June 13, 1995, as amended, by and between the Company and National City Bank, as Rights Agent (the "Company Rights Agreement"), pursuant to which the Company has issued rights (the "Company Rights") to purchase Company Series A Preferred Shares. All of the issued and outstanding Company Common Shares are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. Except pursuant to this Agreement and the Company Rights Agreement, and except as set forth in Section 3.02 of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights (including "phantom" stock rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement (together, "Options"), obligating the Company or any of its Subsidiaries to issue or sell any capital shares of the Company or to grant, extend or enter into any Option with respect thereto.

               (b) Except as disclosed in Section 3.02 of the Company Disclosure Letter, all of the outstanding capital shares of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by the Company or a Subsidiary wholly owned, directly or indirectly, by the Company, free and clear of any liens, claims, mortgages, encumbrances, pledges, security interests, equities and charges of any kind (each a "Lien"). Except as disclosed in Section 3.02 of the Company Disclosure Letter, there are no (i) outstanding Options obligating the Company or any of its Subsidiaries to issue or sell any capital shares of any Subsidiary of the Company or to grant, extend or enter into any such Option or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than the Company or a Subsidiary wholly owned, directly or indirectly, by the Company with respect to the voting of or the right to participate in dividends or other earnings on any capital shares of any Subsidiary of the Company.

               (c) Except as disclosed in Section 3.02 of the Company Disclosure Letter, and except as may be needed to facilitate the distribution of benefits from the Company's Employee Stock Ownership Plan, there are no outstanding contractual obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any Company Common Shares or any capital shares of any Subsidiary of the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other person.

               3.03 Authority Relative to this Agreement. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Company Shareholders' Approval (as defined in Section 6.03), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company, the Board of Directors of the Company has recommended adoption of this Agreement by the shareholders of the Company and directed that this Agreement be submitted to the shareholders of the Company for their consideration, and no other corporate proceedings on the part of the Company or its shareholders are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, other than obtaining the Company Shareholders' Approval. This Agreement has been duly and validly executed and delivered by the Company and, subject to the obtaining of the Company Shareholders' Approval, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               3.04 Non-Contravention; Approvals and Consents. (a) Except as disclosed in Section 3.04 of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of (i) the certificates or articles of incorporation or regulations or bylaws (or other comparable charter documents) of the Company or any of its Subsidiaries, or (ii) subject to the obtaining of the Company Shareholders' Approval and the taking of the actions described in paragraph (b) of this Section, (x) any statute, law, rule, regulation or ordinance (together, "laws"), or any judgment, decree, order, writ, permit or license (together, "orders"), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision (a "Governmental or Regulatory Authority") applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, or (y) any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (together, "Contracts") to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses
(x) and (y) conflicts, violations, breaches, defaults, terminations, cancellations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement.

               (b) Except (i) for the filing of a premerger notification report by the Company under, and any other actions required under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (ii) for the filing of the Proxy Statement (as defined in Section 3.09) with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), (iii) for the filing of the Certificate of Merger and other appropriate merger documents required by the OGCL with the Secretary of State and appropriate documents with the relevant authorities of other states in which the

Constituent Corporations are qualified to do business, and (iv) as disclosed in
Section 3.04 of the Company Disclosure Letter, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any law or order of any Governmental or Regulatory Authority or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement.

               3.05 SEC Reports and Financial Statements. The Company delivered or made available to Parent prior to the execution of this Agreement a true and complete copy of each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by the Company or any of its Subsidiaries with the SEC since January 1, 1997 (as such documents have since the time of their filing been amended or supplemented, the "Company SEC Reports"), which are all the documents (other than preliminary material) that the Company and its Subsidiaries were required to file with the SEC since such date. As of their respective dates, the Company SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports (the "Company Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments (which are not expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries taken as a whole)) the consolidated financial position of the Company and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. Except as set forth in Section 3.05 of the Company Disclosure Letter, each Subsidiary of the Company is treated as a consolidated Subsidiary of the Company in the Company Financial Statements for all periods covered thereby.

               3.06 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, (a) since June 30, 1999 there has not been any change, event or development having, or that could be reasonably expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries taken as a whole, and (b) except as disclosed in Section
3.06 of the Company Disclosure Letter, between such date and the date hereof (i) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and (ii) neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date hereof, would constitute a breach of any provision of clause (ii) of
Section 5.01(b).

               3.07 Absence of Undisclosed Liabilities. Except for matters reflected or reserved against in the balance sheet for the period ended June 30, 1999 included in the Company Financial Statements or as disclosed in Section
3.07 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries had at such date, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and its consolidated subsidiaries (including the notes thereto), except liabilities or obligations (i) which were incurred in the ordinary course of business consistent with past practice or (ii) which have not been, and could not be reasonably expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries taken as a whole.

               3.08 Legal Proceedings. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in Section 3.08 of the Company Disclosure Letter, (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting, nor to the knowledge of the Company are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, the Company or any of its Subsidiaries or any of their respective assets and properties which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement, and (ii) neither the Company nor any of its Subsidiaries is subject to any order of any Governmental or Regulatory Authority which, individually or in the aggregate, is having or could be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement.

               3.09 Information Supplied. The proxy statement relating to the Company Shareholders' Meeting (as defined in Section 6.03), as amended or supplemented from time to time (as so amended and supplemented, the "Proxy Statement"), and any other documents to be filed by the Company with the SEC or any other Governmental or Regulatory Authority in connection with the Merger and the other transactions contemplated hereby will not, on the date of its filing or, in the case of the Proxy Statement, at the date it is mailed to shareholders of the Company and at the time of the Company Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to information supplied in writing by or on behalf of Parent or Sub expressly for inclusion therein and information incorporated by reference therein from documents filed by Parent or any of its Subsidiaries with the SEC. The Proxy Statement filed by the Company with the SEC under the Exchange Act relating to the Company Shareholders' Meeting will comply as to form in all material respects of the Exchange Act.

               3.10 Permits; Compliance with Laws and Orders. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental and Regulatory Authorities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except failures so to comply which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, the Company and its Subsidiaries are not in violation of or default under any law or order of any Governmental or Regulatory Authority, except for such violations or defaults which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

               3.11 Compliance with Agreements; Certain Agreements. (a) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or both, could be reasonably expected to result in a default under, (i) the certificates or articles of incorporation or bylaws or regulations (or other comparable charter documents) of the Company or any of its Subsidiaries or (ii) any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound, except in the case of clause (ii) for breaches, violations and defaults which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

               (b) Except as disclosed in Section 3.11 of the Company Disclosure Letter or in the Company SEC Reports filed prior to the date of this Agreement or as provided for in this Agreement, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to any oral or written (i) consulting agreement not terminable on thirty (30) days' or less notice, (ii) union or collective bargaining agreement, (iii) agreement with any executive officer or other key employee of the Company or any of its Subsidiaries the benefits of which are contingent or vest, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature contemplated by this Agreement, (iv) agreement with respect to any executive officer or other key employee of the Company or any of its Subsidiaries providing any term of employment or compensation guarantee or (v) agreement or plan, including any stock option, stock appreciation right, restricted stock or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

               3.12 Taxes. For purposes of this Agreement, "Taxes" (including, with correlative meaning, the word "Tax") shall include any and all federal, state, county, local, foreign or other taxes, charges, imposts, rates, fees, levies or other assessments imposed by any Governmental or Regulatory Authority, including, without limitation, all net income, alternative minimum, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance, withholding or other taxes, fees, assessments or other similar charges of any kind whatsoever, together with any interest and penalties (civil or criminal) on or additions to any such taxes. Except as specifically identified in Section 3.12 of the Company Disclosure Letter:

               (a) Each of the Company and its Subsidiaries has filed all material Tax returns and reports required to be filed by it, or requests for extensions to file such returns or reports have been timely filed or granted and have not expired, and all such Tax returns and reports are complete and accurate in all respects, except to the extent that such failures to file, have extensions granted that remain in effect or be complete and accurate in all respects, as applicable, individually or in the aggregate, would not have a material adverse effect on the Company and its Subsidiaries taken as a whole.

               (b) The Company and each of its Subsidiaries has paid (or the Company has paid on its behalf) all Taxes shown as due on such Tax returns and reports.

               (c) The accrual for Taxes on the most recent financial statements contained in the Company SEC Reports reflects an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements, and no deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries that are not adequately reserved for, except for inadequately reserved Taxes and inadequately reserved deficiencies that would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries taken as a whole.

               (d) No requests for waivers of the time to assess any Taxes against the Company or any of its Subsidiaries have been granted or are pending, except for requests with respect to such Taxes that have been adequately reserved for in the most recent financial statements contained in the Company SEC Reports, or, to the extent not adequately reserved, the assessment of which would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries taken as a whole.

               (e) Prior to the date of this Agreement, the Company has provided Parent with written schedules of (i) the Tax years of the Company and each of its Subsidiaries for which any statute of limitations with respect to any material Tax has not expired and (ii) with respect to any federal income Tax, any material franchise Tax and any other material Tax based on net income, gross receipts or gross income, for all Tax years of the Company and each of its Subsidiaries for which the statutes of limitations have not yet expired, those years for which examinations by a Governmental or Regulatory Authority have been completed, those years for which examinations by a Governmental or Regulatory Authority are presently being conducted, and those years for which examinations by a Governmental or Regulatory Authority have not yet been initiated.

               (f) No audits or other proceedings by any Governmental or Regulatory Authority are presently pending, or, to the knowledge of the Company or any of its Subsidiaries, threatened, with regard to any Taxes or Tax returns or reports of the Company or any of its Subsidiaries, except to the extent that such audits or proceedings, individually or in the aggregate, would not have a material adverse effect on the Company and its Subsidiaries taken as a whole.

               (g) Each power of attorney currently in force that has been granted by the Company or any of its Subsidiaries concerning any Tax matter is disclosed in Section 3.12(g) of the Company Disclosure Letter.

               (h) The Company has made available to Parent complete and accurate copies of (i) all material Tax returns or reports for open years, and any amendments thereto, filed by or on behalf of the Company or any of its Subsidiaries, (ii) all audit reports or written proposed adjustments (whether formal or informal) received from any Governmental or Regulatory Authority relating to any Tax return or report filed by or on behalf of the Company or any of its Subsidiaries and (iii) any Tax ruling or request for a Tax ruling applicable to the Company or any of its Subsidiaries and closing agreements entered into by the Company or any of its Subsidiaries.

               (i) Neither the Company nor any of its Subsidiaries (i) is a party to, is bound by, or has any obligation under, any agreement relating to the allocation or sharing of Taxes or has any material liability for the Taxes of any person other than the Company or its Subsidiaries, as a transferee, or successor or otherwise (including, without limitation, any liability under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law), (ii) has made any, or is obligated to make any, material payments, or is a party to any agreement that under certain circumstances could obligate it to make any material payments that under Code Section 280G will not be deductible, or (iii) has ever been a member of an affiliated group of corporations (within the meaning of Code Section 1504(a)) filing consolidated Tax returns, other than the affiliated group of which the Company is the common parent.

               (j) To the knowledge of the Company, each of the Company and its Subsidiaries has disclosed on its federal income Tax returns each position taken therein that could give rise to a substantial understatement of United States federal income Tax within the meaning of Code Section 6662.

               3.13 Employee Benefit Plans; ERISA. (a) Except as disclosed in
Section 3.13 of the Company Disclosure Letter or as would not have a material adverse effect on the Company and its Subsidiaries taken as a whole, (i) all Company Employee Benefit Plans (as defined below) are and have been maintained in compliance with all applicable requirements of law, including without limitation ERISA (as defined below) and the Code, and (ii) neither the

Company nor any of its Subsidiaries has any liabilities or obligations with respect to any such Company Employee Benefit Plans, whether accrued, contingent or otherwise, nor to the knowledge of the Company are any such liabilities or obligations expected to be incurred other than contribution obligations and payment of benefits arising in the normal course under any Company Employee Benefit Plan. Section 3.13(a)(1) of the Company Disclosure Letter lists all Company Employee Benefit Plans. Except as specifically disclosed in Section 3.13(a)(2) of the Company Disclosure Letter, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee. The only severance agreements or severance policies applicable to the Company or any of its Subsidiaries are the agreements and policies specifically referred to in Section 3.13(a)(3) of the Company Disclosure Letter. Each Company Employee Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified, has received a favorable determination letter from the IRS, and nothing has occurred that could adversely affect such determination.

               (b) As used herein:

               (i) "Company Employee Benefit Plan" means any Plan entered into, established, maintained, sponsored, contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of the current or former employees or directors of the Company or any of its Subsidiaries and existing on the date of this Agreement or at any time subsequent thereto and on or prior to the Effective Time and, in the case of a Plan which is subject to Part 3 of Title I of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder ("ERISA"), Section 412 of the Code or Title IV of ERISA, at any time during the five-year period immediately preceding the date of this Agreement; and

               (ii) "Plan" means any employment, bonus, incentive compensation, deferred compensation, long term incentive, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workmen's compensation or other insurance, severance, separation, termination, change of control or other benefit plan, agreement, practice, policy, program, scheme or arrangement, whether written or oral, including, but not limited to any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

               (iii) "ERISA Affiliate" means any person, who on or before the Effective Time, is under common control with the Company within the meaning of Section 414 of the Code.

               (c) Complete and correct copies of the following documents have been made available to Parent, as of the date of this Agreement: (i) all material Company Employee Benefit Plans and any related trust agreements or insurance contracts, (ii) the most current summary plan descriptions of each Company Employee Benefit Plan subject to the requirement to give a summary plan description under ERISA, (iii) the most recent Form 5500 and Schedules thereto for each Company Employee Benefit Plan subject to such reporting, (iv) the most recent determination of the Internal Revenue Service with respect to the qualified status of each Company Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code, (v) the most recent accountings with respect to each Company Employee Benefit Plan funded through a trust and (vi) the most recent actuarial report of the qualified actuary of each Company Employee Benefit Plan with respect to which actuarial valuations are conducted.

               (d) Except as disclosed in Section 3.13(d) of the Company Disclosure Letter, neither the Company nor any Subsidiary maintains or is obligated to provide benefits under any life, medical or health Plan (other than as an incidental benefit under a Plan qualified under Section 401(a) of the
Code) which provides benefits to retirees or other terminated employees other than benefit continuations rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

               (e) Except as set forth in Section 3.13(e) of the Company Disclosure Letter, each Company Employee Benefit Plan covers only employees who are employed by the Company or a Subsidiary (or former employees or beneficiaries with respect to service with the Company or a Subsidiary) or directors of the Company, so that the transactions contemplated by this Agreement will require no spin-off of assets and liabilities or other division or transfer of rights with respect to any such plan.

               (f) Neither the Company, any Subsidiary, any ERISA Affiliate nor any other corporation or organization controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA has at any time contributed to any "multiemployer plan", as that term is defined in Section 4001 of ERISA.

               (g) No event has occurred, and there exists no condition or set of circumstances in connection with any Company Employee Benefit Plan or any Plan sponsored by an ERISA Affiliate, under which the Company or any Subsidiary, directly or indirectly (through any indemnification agreement or otherwise), could reasonably be expected to be subject to any risk of material liability under Section 409 of ERISA, Section 502(i) of ERISA, Title IV of ERISA or
Section 4975 of the Code.

               (h) No transaction contemplated by this Agreement will result in liability to the Pension Benefit Guaranty Corporation ("PBGC") under Section 302(c)(11), 4062, 4063, 4064 or 4069 of ERISA, or otherwise, with respect to the Company, any Subsidiary, Parent or any corporation or organization controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA, and, to the knowledge of the Company, no event or condition exists or has existed which would, or would reasonably be expected to result in any material liability to the PBGC with respect to Parent, the Company, any Subsidiary or any such corporation or organization. Except as set forth in
Section 3.13(h) of the Company Disclosure Schedule, no "reportable event" within the meaning of Section 4043 of ERISA has occurred with respect to any Company Employee Benefit Plan that is a defined benefit plan under Section 3(35) of ERISA.

               (i) Except as set forth in Section 3.13(i) of the Company Disclosure Letter, no employer securities, employer real property or other employer property is included in the assets of any Company Employee Benefit Plan.

               3.14 Labor Matters. Except as disclosed in Section 3.14 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement with any labor union, confederation or association and there are no discussions, negotiations, demands or proposals that are pending or have been conducted or made with or by any labor union, confederation or association regarding organizational activities since January 1, 1996. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in Section 3.14 of the Company Disclosure Letter, there are no material controversies pending or, to the knowledge of the Company, threatened between the Company or any of its Subsidiaries and any representatives of its employees and, to the knowledge of the Company, there are no material organizational efforts presently being made involving any of the now unorganized employees of the Company or any of its Subsidiaries. Since June 30, 1999, there has been no work stoppage, strike or other concerted action by employees of the Company or any of its Subsidiaries. During that period, the Company and its Subsidiaries have complied in all material respects with all applicable laws relating to the employment of labor, including, without limitation those relating to wages, hours and collective bargaining.

               3.15 Environmental Matters. (a) Each of the Company and its Subsidiaries has obtained all licenses, permits, authorizations, approvals and consents from Governmental or Regulatory Authorities which are required under any applicable Environmental Law (as defined below) in respect of its business or operations ("Environmental Permits"), except for such failures to have Environmental Permits which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. Each of such Environmental Permits is in full force and effect and, except as set forth in Section 3.15(a) of the Company Disclosure Letter, each of the Company and its Subsidiaries is in compliance with the terms and conditions of all such Environmental Permits and with any applicable Environmental Law, except for such failures to be in compliance which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

               (b) To the knowledge of the Company, no site or facility now or previously owned, operated or leased by the Company or any of its Subsidiaries is listed or proposed for listing on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations thereunder ("CERCLA"), or on any similar state or local list of sites requiring investigation or clean-up. Except as disclosed in Section 3.15 of the Company Disclosure Letter, to the knowledge of the Company, no Hazardous Material has been released at any site or facility now or previously owned, operated or leased by the Company or any Subsidiary, except for such releases which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

               (c) Except as specifically discussed in Section 3.15(c) of the Company Disclosure Letter, no Liens have arisen under or pursuant to any Environmental Law on any site or facility owned, operated or leased by the Company or any of its Subsidiaries, other than any such Liens (i) which individually or in the aggregate could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or (ii) which have been discharged or otherwise released, and no action of any Governmental or Regulatory Authority has been taken or, to the knowledge of the Company, is in process which could subject any of such properties to such Liens, and neither the Company nor any of its Subsidiaries would be required to place any notice or restriction relating to the presence of Hazardous Materials at any such site or facility owned by it in any deed to the real property on which such site or facility is located.

               (d) Except as specifically disclosed in Section 3.15(d) of the Company Disclosure Letter, there have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted since January 1, 1996 by, or which are in the possession of, the Company or any of its Subsidiaries in relation to any site or facility now or previously owned, operated or leased by the Company or any of its Subsidiaries which have not been delivered or made available to Parent prior to the execution of this Agreement.

               (e) As used herein:

                       (i) "Environmental Law" means any law or order of any Governmental or Regulatory Authority applicable to the Company or any of its Subsidiaries or any of their respective properties relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes; and

                       (ii) "Hazardous Material" means (A) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs);
        (B) any chemicals or other materials or substances which are defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import under any Environmental Law; and (C) any other chemical or other material or substance, exposure to which is prohibited, limited or regulated by any Governmental or Regulatory Authority under any Environmental Law.

               (f) To the knowledge of the Company, neither the Company nor any Subsidiary has transported or arranged for the transportation of any Hazardous Material to any location that is (i) listed on the NPL under CERCLA, (ii) listed for possible inclusion on the NPL by the Environmental Protection Agency in CERCLIS or on any similar state or local list or

(iii) the subject of enforcement actions by any Governmental or Regulatory Authority that may lead to claims against the Company or any Subsidiary.

               3.16 Intellectual Property Rights. The Company and its Subsidiaries have all right, title and interest in, or a valid and binding license to use, all Intellectual Property (as defined below) individually or in the aggregate material to the conduct of the businesses of the Company and its Subsidiaries taken as a whole. Except as set forth in Section 3.16 of the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property, to the Company's knowledge, such Intellectual Property is not being infringed by any third party, and neither the Company nor any Subsidiary of the Company is infringing any Intellectual Property of any third party, except for such defaults and infringements which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. For purposes of this Agreement, "Intellectual Property" means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, copyrights and copyright rights and other proprietary intellectual property rights and all pending applications for and registrations of any of the foregoing.

               3.17 Year 2000. Except as set forth in Section 3.17 of the Company Disclosure Letter, the Company and its Subsidiaries have put into effect practices and programs which the Company believes will enable all material software, hardware and equipment (including microprocessors) that are owned or utilized by the Company or any of its Subsidiaries in the operations of its or their respective business to be capable, by December 31, 1999, of accounting for all calculations using a century and date sensitive algorithm for the year 2000 and the fact that the year 2000 is a leap year and to otherwise continue to function without any interruption caused by the occurrence of the year 2000, except for those failures which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

               3.18 Vote Required. (i) The Merger has been approved by the requisite number of Continuing Directors (as defined in the Articles of Incorporation) so that the supermajority vote contemplated by Article Ninth of the Articles of Incorporation has been rendered inapplicable to the Merger.

               (ii) Assuming the continuing accuracy of the representation and warranty contained in Section 4.05, the affirmative vote of the holders of record of at least a majority of the outstanding Company Common Shares with respect to the adoption of this Agreement is the only vote of the holders of any class or series of the capital shares of the Company required to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

               3.19 Opinion of Financial Advisor. The Company has received the opinion of U.S. Bancorp Piper Jaffray dated the date hereof, to the effect that, as of the date hereof, the consideration to be received in the Merger by the shareholders of the Company is fair from a financial point of view to the shareholders of the Company and a true and complete copy of such opinion has been delivered (or promptly after execution, will be delivered) to Parent.

               3.20 Company Rights Agreement. As of the date hereof and after giving effect to the execution and delivery of this Agreement, each Company Right is represented by the certificate representing the associated Company Common Shares and is not exercisable or transferable apart from the associated Company Common Shares, and the Company has (i) taken all necessary actions so that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a "Distribution Date" or a "Shares Acquisition Date" (as defined in the Company Rights Agreement) and (ii) amended the Company Rights Agreement to render it inapplicable to this Agreement, the Merger and the other transactions contemplated hereby.

               3.21 Anti-takeover Statutes Not Applicable. Assuming the continuing accuracy of the representation and warranty contained in Section 4.05, no "fair price", "moratorium", "control share acquisition" or other similar anti-takeover statute or regulation will apply to this Agreement, the Merger or other transactions contemplated hereby.


                                   ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

               Parent and Sub represent and warrant to the Company as follows:

               4.01 Organization and Qualification. Each of Parent and Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for such failures to be so incorporated, existing and in good standing or to have such power and authority which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities, has conducted its operations only as contemplated hereby and has no material liabilities. Parent has previously delivered to the Company correct and complete copies of the certificate or articles of incorporation and bylaws or regulations (or other comparable charter documents) of Parent and Sub.

               4.02 Authority Relative to this Agreement. Each of Parent and Sub has the requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Sub and the consummation by each of Parent and Sub of the transactions contemplated hereby have been duly and validly approved by their respective Boards of Directors and by Parent in its capacity as the sole shareholder of Sub, and no other corporate proceedings on the part of either of Parent or Sub or their respective stockholders are necessary to authorize the execution, delivery and performance of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Sub and constitutes a legal, valid and binding obligation of each of Parent and Sub enforceable against each of Parent and Sub in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               4.03 Non-Contravention; Approvals and Consents. (a) The execution and delivery of this Agreement by each of Parent and Sub do not, and the performance by each of Parent and Sub of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of (i) the certificates or articles of incorporation or bylaws (or other comparable charter documents) of Parent or any of its Subsidiaries, or (ii) subject to the taking of the actions described in paragraph (b) of this Section, (x) any laws or orders of any Governmental or Regulatory Authority applicable to Parent or any of its Subsidiaries or any of their respective assets or properties, or (y) any Contracts to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, cancellations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

               (b) Except (i) for the filing of a premerger notification report by Parent under, and any other actions required under, the HSR Act and (ii) for the filing of the Certificate of Merger and other appropriate merger documents required by the OGCL with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any law or order of any Governmental or Regulatory Authority or any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by each of Parent and Sub, the performance by each of Parent and Sub of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

               4.04 Information Supplied. Neither the information supplied or to be supplied in writing by or on behalf of Parent or Sub for inclusion, nor the information incorporated by reference from documents filed by Parent or any of its Subsidiaries with the SEC, in the Proxy Statement or any other documents to be filed by Parent, Sub or the Company with the SEC or any other Governmental or Regulatory Authority in connection with the Merger and the other transactions contemplated hereby will, on the date of its filing or, in the case of the Proxy Statement, at the date it is mailed to shareholders of the Company and at the time of the Company Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

               4.05 Ownership of Company Common Shares. Neither Parent nor any of its Subsidiaries or other affiliates beneficially owns any Company Common Shares.

               4.06 Legal Proceedings. There are no actions, suits, arbitrations or proceedings pending or, to the knowledge of Parent or Sub, threatened against, relating to or affecting, nor to the knowledge of Parent or Sub are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, Parent or any of its Subsidiaries or any of their respective assets and properties which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement, and neither Parent nor any of its Subsidiaries is subject to any order of any Governmental or Regulatory Authority which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

               4.07 Capitalization of Sub. The authorized capital stock of Sub consists of 850 shares of common stock, no par value per share, all of which shares, as of the date of this Agreement, are validly issued and outstanding, fully paid and nonassessable and are owned by Parent free and clear of all Liens.

               4.08 Financing. Parent has or immediately prior to the Closing will have sufficient funds to perform its obligations under this Agreement.


                                    ARTICLE V
                            COVENANTS OF THE COMPANY

               5.01 Covenants of the Company. At all times from and after the date hereof until the Effective Time, the Company covenants and agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that Parent shall otherwise previously consent in writing):

               (a) Ordinary Course. The Company and each of its Subsidiaries shall conduct their respective businesses only in, and neither the Company nor any such Subsidiary shall take any action except in, the ordinary course consistent with past practice.

               (b) Without limiting the generality of paragraph (a) of this Section, (i) the Company and its Subsidiaries shall use all commercially reasonable efforts to preserve intact in all material respects their present business organizations and reputation, to keep available the services of their key officers and employees, to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to preserve their relationships with customers and suppliers and others having significant business dealings with them and to comply in all material respects with all laws and orders of all Governmental or Regulatory Authorities applicable to them, and
(ii) the Company shall not, nor shall it permit any of its Subsidiaries to, except as otherwise expressly provided for in this Agreement:

               (A) amend or propose to amend its certificate or articles of incorporation or bylaws or regulations (or other comparable corporate charter documents);

               (B) (w) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital shares, except that the Company may continue the declaration and payment of regular quarterly cash dividends on Company Common Shares, with usual record and payment dates for such dividends in accordance with past dividend practice and except for the declaration and payment of dividends by a wholly-owned Subsidiary solely to its parent corporation, (x) split, combine, reclassify or take similar action with respect to any of its capital shares or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its capital shares, (y) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (z) other than repurchases and other acquisitions in connection with the administration of employee benefit and dividend reinvestment plans in the ordinary course of the operation of such plans, directly or indirectly redeem, repurchase or otherwise acquire any capital shares or any Option with respect thereto, except that prior to the Effective Time the Company may redeem all then outstanding Company Rights pursuant to the terms of the Company Rights Agreement for a redemption price not to exceed $0.01 per Company Right;

               (C) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any of its capital shares or any Option with respect thereto, other than (i) the issuance of Company Common Shares or share appreciation or similar rights, as the case may be, pursuant to Options outstanding on the date of this Agreement and in accordance with their present terms, (ii) the issuance of Options pursuant to Company Option Plans, in each case in accordance with their present terms and only in connection with the hiring of new employees, and the issuance of Company Common Shares upon exercise of such options, (iii) the issuance by a wholly-owned Subsidiary of its capital shares to its parent corporation, (iv) the issuance of Company Rights and reservation of Company Series A Preferred Shares pursuant to the Company Rights Agreement in accordance with the terms thereof, (v) the issuance of Company Common Shares pursuant to and in accordance with the terms of the Company's Tax Savings and Profit Sharing Plan or (vi) the issuance of Company Common Shares pursuant to and in accordance with the terms of the Company's Incentive Stock Purchase Plan for Eligible Employees, or modify or amend any right of any holder of outstanding capital shares with respect thereto except as contemplated by this Agreement;

               (D) except for transactions provided for in or contemplated by the most recent business operating plan of the Company furnished to Parent (the "Company Business Plan"), acquire (by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets other than inventory and other assets to be sold or used in the ordinary course of business consistent with past practice;

               (E) sell, lease, grant any security interest in or otherwise dispose of or encumber any of its assets or properties, other than (i) sales of inventory in the ordinary course of business consistent with past practice, (ii) to the extent provided for in the Company Business Plan, (iii) to the extent such transactions are not material to the Company or its Subsidiaries, and (iv) the transfer by the Company on the Closing Date to the Worthington Foods Foundation as charitable contributions of a house and land located at 430 East Dublin-Granville Road, Worthington, Ohio and funds in the amount of $150,000, to satisfy prior charitable commitments made by the Company;

               (F) except to the extent required by applicable law or order or changes in generally accepted accounting principles or as otherwise provided for in or contemplated by the Company Business Plan , (x) permit any material change in (A) any pricing, marketing, purchasing, investment, accounting, financial reporting, inventory, credit, allowance or tax practice or policy or (B) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes or (y) make any material tax election or settle or compromise any material income tax liability with any Governmental or Regulatory Authority;

               (G) except (i) as set forth in Section 5.01(b)(G) of the Company Disclosure Letter or (ii) to the extent provided for in or contemplated by the Company Business Plan, incur any indebtedness for borrowed money or guarantee any such indebtedness in an aggregate principal amount exceeding $1,000,000 (net of any amounts of any such indebtedness discharged during such period), or (y) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any indebtedness for borrowed money in an aggregate principal amount exceeding $1,000,000;

               (H) except for the vesting of all unvested Options as contemplated by Section 2.01(e), enter into, adopt, amend in any material respect (except as may be required by applicable law) or terminate any Company Employee Benefit Plan or other agreement, arrangement, plan or policy between the Company or one of its Subsidiaries and one or more of its directors, officers or employees, or, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company and its Subsidiaries taken as a whole, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement in effect as of the date hereof;

               (I) enter into any Contract or amend or modify any existing Contract, or engage in any new transaction outside the ordinary course of business consistent with past practice or not on an arm's length basis, with any affiliate of the Company or any of its Subsidiaries;

               (J) make any capital expenditures or commitments for additions to plant, property or equipment constituting capital assets, except as set forth in Section 5.01(b)(J) of the Company Disclosure Letter or to the extent provided for in the Company Business Plan;

               (K) make any change in the lines of business in which it participates or is engaged; or

               (L) enter into any Contract, commitment or arrangement to do or engage in any of the foregoing.

               (c) Advice of Changes. The Company shall confer on a regular and frequent basis with Parent with respect to its business and operations and other matters relevant to the Merger, and shall promptly advise Parent, orally and in writing, of any change or event, including, without limitation, any complaint, investigation or hearing by any Governmental or Regulatory Authority (or communication indicating the same may be contemplated) or the institution or threat of litigation, known to the Company, having, or which, insofar as can be reasonably foreseen, could have, a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated hereby.

               5.02 No Solicitations. Prior to the Effective Time, the Company agrees (a) that neither it nor any of its Subsidiaries or other affiliates shall, and it shall use its best efforts to cause their respective Representatives (as defined in Section 9.11) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, consolidation or other business combination including the Company or any of its Subsidiaries or any acquisition or similar transaction (including, without limitation, a tender or exchange offer) involving the purchase of (i) all or any significant portion of the assets of the Company and its Subsidiaries taken as a whole, (ii) 5% or more of the outstanding Company Common Shares or (iii) 5% of the outstanding capital shares of any Subsidiary of the Company (any such proposal or offer being hereinafter referred to as an "Alternative Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person or group relating to an Alternative Proposal (excluding the transactions contemplated by this Agreement), or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties with respect to any of the foregoing, and it will take the necessary steps to inform such parties of its obligations under this Section; and (c) that it will notify Parent immediately if any such inquiries, proposals or offers are received by, any such confidential information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it or any of such persons; provided, however, that nothing contained in this Section 5.02 shall prohibit the Board of

Directors of the Company from (i) furnishing information to (but only pursuant to a confidentiality agreement in customary form and having terms and conditions no less favorable to the Company than the Confidentiality Agreement (as defined in Section 6.01)) or entering into discussions or negotiations with any person or group that makes an unsolicited bona fide Alternative Proposal, if, and only to the extent that, prior to receipt of the Company Shareholders' Approval, (A) the Board of Directors of the Company, based on advice of outside counsel determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties to shareholders imposed by law, (B) the Board of Directors has reasonably concluded in good faith, after consultation with its financial advisor, that (1) if such Alternative Proposal contains cash consideration, the person or group making such Alternative Proposal will have adequate sources of financing to consummate such Alternative Proposal and (2) such Alternative Proposal is more favorable to the Company's shareholders than the Merger, and the Board of Directors has received a written opinion from a nationally-recognized investment banking firm (a copy of which shall be provided promptly to Parent) to the effect that the consideration to be received by the Company's shareholders in connection with such Alternative Proposal is fair, from a financial point of view, to the shareholders of the Company, (C) prior to furnishing such information to, or entering into discussions or negotiations with, such person or group, the Company provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or group, which notice shall identify such person or group in reasonable detail, and (D) the Company keeps Parent informed of the status and substance of any such discussions or negotiations; and (ii) to the extent required, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal. Nothing in this Section 5.02 shall (x) permit the Company to terminate this Agreement (except as specifically provided in Article VIII), (y) permit the Company to enter into any agreement with respect to an Alternative Proposal for so long as this Agreement remains in effect (it being agreed that for so long as this Agreement remains in effect, the Company shall not enter into any agreement with any person or group that provides for, or in any way facilitates, an Alternative Proposal (other than a confidentiality agreement under the circumstances described above)), or (z) affect any other obligation of the Company under this Agreement.

               5.03 Company Rights Agreement. (a) Prior to the Effective Time, without the prior written consent of Parent, the Company shall not amend the Company Rights Agreement. Except to the extent required by applicable law or to the extent that the Board of Directors of the Company, based on advice of outside counsel, determines in good faith that such action is required in order for the Board of Directors to comply with its fiduciary duties to shareholders imposed by law, prior to the Effective Time, without the prior written consent of Parent, the Company will not take any action with respect to, or make any determination under, the Company Rights Agreement, except that immediately prior to the Effective Time the Company shall redeem the Company Rights.

               (b) In the event that, following the making of an Alternative Proposal (including an unsolicited tender offer), the Company:

        (i) takes any action with respect to or makes any determination under, the Company Rights Agreement which has the effect of facilitating the consummation of such Alternative Proposal; or

        (ii) permits a Distribution Date (as defined in the Company Rights Agreement) to occur in connection with such Alternative Proposal, and such Alternative Proposal is consummated at any time thereafter;

    then the Company shall pay to Parent, by wire transfer of same day funds within two (2) business days following the date of such consummation, the amounts referred to in Section 8.02(b).

               5.04 Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, neither the Company nor any of its Subsidiaries shall terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party. During such period, the Company shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.


                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

               6.01 Access to Information; Confidentiality. The Company shall, and shall cause each of its Subsidiaries to, throughout the period from the date hereof to the Effective Time, (i) provide Parent and its Representatives with full access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of the Company and its Subsidiaries and their respective assets, properties, books and records, but only to the extent that such access does not unreasonably interfere with the business and operations of the Company and its Subsidiaries, and (ii) furnish promptly to Parent (x) a copy of each report, statement, schedule and other document filed or received by the Company or any of its Subsidiaries pursuant to the requirements of federal or state securities laws and each material report, statement, schedule and other document filed with any other Governmental or Regulatory Authority, and (y) all other information and data (including, without limitation, copies of Contracts, Company Employee Benefit Plans and other books and records) concerning the business and operations of the Company and its Subsidiaries as Parent or any of such other persons reasonably may request. No investigation pursuant to this paragraph or otherwise shall affect any representation or warranty contained in this Agreement or any condition to the obligations of the parties hereto. Any such information or material obtained pursuant to this Section 6.01 that constitutes "Evaluation Material" (as such term is defined in the letter agreement dated as of July 8, 1999 between the Company and Parent (the "Confidentiality Agreement")) shall be governed by the terms of the Confidentiality Agreement.

               6.02 Preparation of Proxy Statement. The Company shall prepare and file with the SEC the Proxy Statement as soon as reasonably practicable after the date hereof, and shall

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
use its best efforts to have the Proxy Statement cleared by the SEC. If at any time prior to the Effective Time any event shall occur that should be set forth in an amendment of or a supplement to the Proxy Statement, the Company shall prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable. Parent, Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to Parent promptly copies of all correspondence between the Company or any Representative of the Company and the SEC with respect to the Proxy Statement. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement and all responses to requests for additional information by and replies to comments of the SEC before their being filed with, or sent to, the SEC. Each of the Company, Parent and Sub agrees to use its best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement to be mailed to the holders of Company Common Shares entitled to vote at the Company Stockholders' Meeting at the earliest practicable time.

               6.03 Approval of Shareholders. (a) The Company shall, through its Board of Directors, duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Shareholders' Meeting") for the purpose of voting on the adoption of this Agreement (the "Company Shareholders' Approval") as soon as reasonably practicable after the date hereof. Subject to the exercise of fiduciary obligations as advised by outside counsel, the Company shall, through its Board of Directors, include in the Proxy Statement the recommendation of the Board of Directors of the Company that the shareholders of the Company adopt this Agreement, and shall use its best efforts to obtain such adoption. In the event that the Company Shareholders' Approval is not obtained on the date on which the Company Shareholders' Meeting is initially convened, the Company shall adjourn such Company Shareholders' Meeting at least once for the purpose of obtaining the Company Shareholders' Approval and use its best efforts during any such adjournments to obtain the Company Shareholders' Approval.

               (b) Unless this Agreement has been earlier terminated in accordance with its terms, the Company shall not be relieved of its obligation under the first sentence of paragraph (a) of this Section 6.03 in the event that its Board of Directors withdraws its recommendation of this Agreement and the Merger.

               6.04 Regulatory and Other Approvals. Subject to the terms and conditions of this Agreement and without limiting the provisions of Sections
6.02 and 6.03, each of the Company and Parent will proceed diligently and in good faith to, as promptly as practicable, (a) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other public or private third parties required of Parent, the Company or any of their Subsidiaries to consummate the Merger and the other matters contemplated hereby, and (b) provide such other information and communications to such Governmental or Regulatory Authorities or other public or private third parties as the other party or such Governmental or Regulatory Authorities or other public or private third parties may reasonably request in connection therewith. In addition to and not in limitation of the foregoing, each of the parties will (x) take promptly all actions necessary to make the filings required of

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
Parent and the Company or their affiliates under the HSR Act, (y) comply at the earliest practicable date with any request for additional information received by such party or its affiliates from the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") pursuant to the HSR Act, and (z) cooperate with the other party in connection with such party's filings under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Merger or the other matters contemplated by this Agreement commenced by either the FTC or the Antitrust Division or state attorneys general.

               6.05 Employee Matters.

               (a) As of the Effective Time, the Company will amend its "Tax Savings and Profit Sharing Plan" ("Code Section 401(k) Plan") to (i) eliminate any investment fund comprised of Company Common Shares, (ii) prohibit any additional contributions in the form of Company Common Shares and (iii) make all participant accounts fully vested and nonforfeitable.

               (b) As of the Effective Time, the Company will amend its Employee Stock Ownership Plan ("ESOP") to provide that benefits will be distributed solely in cash. Within thirty (30) days after the Effective Time, Parent will cause the Surviving Corporation to terminate the ESOP and, as soon as administratively practicable after that date, to take all action needed to liquidate the ESOP by distributing its assets as provided by the terms of the ESOP.

               (c) Except for employees covered by any collective bargaining contract, and except as otherwise expressly provided in this Agreement, Parent will (i) cause the Company Employee Benefit Plans (other than the Company Option Plans and other Plans providing equity or equity-based awards) in effect at the date of this Agreement to remain in effect until the second anniversary of the Effective Time or (ii) to the extent that such Company Employee Benefit Plans are not so continued, cause the Company to maintain until such date benefit plans which are substantially comparable, in the aggregate, to the employees covered by such Company Employee Benefit Plans on the date of this Agreement.

               (d) The Plans in which the Company's employees participate following the Effective Time will (i) credit, for vesting and eligibility purposes only, all service performed for the Company prior to the Effective Time, (ii) waive any pre-existing condition exclusions and actively-at-work requirements (other than pre-existing conditions that, as of the Effective Time, have not been satisfied under any Company Employee Benefit Plan) and (iii) provide that any covered expenses incurred on or before the Effective Time during the plan year of the applicable Company Employee Benefit Plan will be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time to the same extent that such expenses are taken into account for similarly situated employees of the Parent.

               (e) On or before the Closing Date, the Company will take the following actions:

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
               (i) The Company will make a contribution to the Code Section 401(k) Plan for the benefit of the participants in such plan in an amount equal to 3% of each participant's base salary paid from January 1, 1999 through the Closing Date;

               (ii) The Company will make bonus payments to the Vice Presidents, Executive Vice President and President of the Company in amounts to be determined as follows. If the Closing Date occurs in 1999, and as of such Closing Date the Company has achieved its sales projections through the last day of the month immediately preceding the month in which the Closing occurs, then the Company will pay to each of the Vice Presidents of the Company a payment equal to 20% of such individual's Base Salary Amount (as defined below), to the Executive Vice President of the Company a payment equal to 30% of his Base Salary Amount and to the President of the Company a payment equal to 40% of his Base Salary Amount. If such sales projections are not met as provided in the immediately preceding sentence, then the Company will pay to each of the Vice Presidents, the Executive Vice President and the President of the Company an amount equal to 10% of such individual's Base Salary Amount. If the Closing Date occurs in 2000, the Company will make bonus payments to the Vice Presidents, the Executive Vice President and the President of the Company in the manner set forth in the immediately preceding two sentences based on whether or not the Company's sales projections for the fiscal year ended December 31, 1999 were achieved. For purposes of this Subsection 6.05(e)(ii), the Company's sales projections as of the end of each month and for the fiscal year shall be based on the latest fiscal 1999 sales projections delivered by the Company to Parent on or before the date of this Agreement. For purposes hereof, the "Base Salary Amount' for each relevant individual shall be the base salary paid to such individual from January 1, 1999 through the earlier of (x) the Closing Date or
(y) December 31, 1999.

               (f) Parent will provide, or will cause the Company to provide, Typical Outplacement Services (as defined below) to each salaried employee of the Company who is terminated by the Company (other than for cause) within 6 months of the Closing Date. Parent or the Company will select the firm or firms to provide such Typical Outplacement Services. For purposes hereof, "Typical Outplacement Services" as to each eligible terminated employee shall be those outplacement services typically provided by Parent to similarly situated employees (based on such factors as the terminated employee's compensation and position prior to the Closing) for whom Parent provides outplacement services.

               6.06 Indemnification; Directors' and Officers' Insurance.

               (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify, advance expenses to, and hold harmless the present and former officers and directors of the Company and its Subsidiaries in respect of the acts or omissions occurring prior to the Effective Time to the extent provided under the Company's or Subsidiaries Articles (or Certificate) of Incorporation or Regulations (or By-laws) on the date of this Agreement.

               (b) Parent and the Surviving Corporation shall, until the sixth anniversary of the Effective Time and for so long thereafter as any claim for insurance coverage asserted on or prior to such date has not been fully adjudicated, cause to be maintained in effect, at no cost to

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
the beneficiaries thereof, to the extent available, the policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries as of the date hereof (or policies of at least the same coverage and amounts containing terms that are no less advantageous to the insured parties) with respect to acts or omissions occurring prior to the Effective Time; provided that in no event shall Parent or the Surviving Corporation be obligated to expend in order to maintain or procure insurance coverage pursuant to this paragraph any amount per annum in excess of 200% of the amount set forth in
Section 6.06 of the Company Disclosure Letter and provided, further, that if such insurance cannot be so maintained or obtained at such cost, Parent or the Surviving Corporation shall maintain or obtain as much of such insurance as can be so maintained or obtained at a cost equal to 200% of the amount set forth in said Section 6.06 of the Disclosure Letter.

               6.07 Expenses. Except as set forth in Section 8.02, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense. Parent shall pay the filing fee in connection with the filings required under the HSR Act.

               6.08 Sub. Prior to the Effective Time, Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than a de minimis amount of cash paid to Sub for the issuance of its stock to Parent) or any material liabilities. Parent will take all action necessary to cause Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

               6.09 Brokers or Finders. Each of Parent and the Company represents, as to itself and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except U.S. Bancorp Piper Jaffray, whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm (a true and complete copy of which has been delivered by the Company to Parent prior to the execution of this Agreement), and each of Parent and the Company shall indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other such fee or commission or expenses related thereto asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

               6.10 Takeover Statutes. If any "fair price", "moratorium", "control share acquisition" or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, the Company and the members of the Board of Directors of the Company shall, to the extent permitted by law, grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act, to the extent permitted by law, to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby and thereby.

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
               6.11 Conveyance Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

               6.12 Covenant to Continue Manufacture of Food Products. If Parent should decide to discontinue or cause the discontinuance of the manufacture and sale to Seventh-day Organizations of a line of at least 10 different vegetarian products under the Loma Linda trademark, containing no meat or animal-derivatives and free from black pepper or other strong spices or flavor enhancers, it shall give written notice of such decision to the General Conference Corporation of Seventh-day Adventists (the "General Conference") at 12501 Old Columbia Pike, Silver Spring, Maryland 20904 and offer to sell ownership to the Loma Linda trademark to the General Conference for a purchase price of $1.00. Additionally, if for any reason, Parent and its affiliates shall decide to discontinue the use of the Loma Linda trademark, Parent shall also offer to sell ownership of such trademark to the General Conference for $1.00. "Seventh-day Organizations" shall mean the schools, hospitals, churches, retail food stores and other organizations, entities and institutions sponsored by or affiliated with the Seventh-day Adventist Church.

               6.13 Notice and Cure. Each of Parent and the Company will notify the other of, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that causes or will cause any covenant or agreement of Parent or the Company under this Agreement to be breached or that renders or will render untrue any representation or warranty of Parent or the Company contained in this Agreement. Each of Parent and the Company also will notify the other in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any violation or breach, as soon as practical after it becomes known to such party, of any representation, warranty, covenant or agreement made by Parent or the Company. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

               6.14 Fulfillment of Conditions. Subject to the terms and conditions of this Agreement, each of Parent and the Company will take or cause to be taken all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the other's obligations contained in this Agreement and to consummate and make effective the transactions contemplated by this Agreement, and neither Parent nor the Company will, nor will it permit any of its Subsidiaries to, take or fail to take any action that could be reasonably expected to result in the nonfulfillment of any such condition.

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                                   ARTICLE VII
                                   CONDITIONS

               7.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

               (a) Shareholder Approval. This Agreement shall have been adopted by the requisite vote of the shareholders of the Company under the OGCL and the Company's Articles of Incorporation.

               (b) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

               (c) No Injunctions or Restraints. No court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

               (d) Governmental and Regulatory and Other Consents and Approvals. Other than the filing provided for by Section 1.03, all consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority or any other public or private third parties required of Parent, the Company or any of their Subsidiaries to consummate the Merger and the other matters contemplated hereby, the failure of which to be obtained or taken could be reasonably expected to have a material adverse effect on Parent and its Subsidiaries or the Surviving Corporation and its Subsidiaries, in each case taken as a whole, or on the ability of Parent and the Company to consummate the transactions contemplated hereby shall have been obtained, all in form and substance reasonably satisfactory to Parent and the Company.

               7.02 Conditions to Obligation of Parent and Sub to Effect the Merger. The obligation of Parent and Sub to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by Parent and Sub in their sole discretion):

               (a) Representations and Warranties. The representations and warranties made by the Company in this Agreement that are qualified by materiality shall be true and correct and such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case, as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, except as affected by the transactions contemplated by this Agreement, and the Company shall have delivered to Parent a certificate, dated the Closing Date and executed in the name and on behalf of the Company by its Chairman of the Board, President or any Vice President, to such effect.

               (b) Performance of Obligations. The Company shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Company at or prior to the Closing, and the Company shall have delivered to Parent a certificate, dated the Closing Date and executed in the name and on behalf of the Company by its Chairman of the Board, President or any Vice President, to such effect.

               (c) Company Rights Agreement. On or prior to the Closing Date, the Company Rights shall not have become exercisable or transferable apart from the associated Company Common Shares, no "Shares Acquisition Date" or "Distribution Date" (each as defined in the Company Rights Agreement) shall have occurred and the Company Rights shall have been redeemed in accordance with the terms of the Company Rights Agreement.

               (d) Employment Agreements. B. Eugene Fluck, David F. Hamann, William T. Kirkwood, Ronald L. McDermott, Jay L. Robertson and Dale E. Twomley shall each have entered into an agreement with Parent, substantially in the form of Exhibits A, B, C, D, E and F attached hereto, respectively.

               (e) Dissenting Shares. The aggregate number of Dissenting Shares shall not exceed 10% of the total number of Company Common Shares outstanding on the Closing Date.

               (f) Proceedings. All proceedings to be taken on the part of the Company in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Parent, and Parent shall have received copies of all such documents and other evidences as Parent may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

               7.03 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by the Company in its sole discretion):

               (a) Representations and Warranties. The representations and warranties made by Parent and Sub in this Agreement that are qualified by materiality shall be true and correct, and such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case, as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, except as affected by the transactions contemplated by this Agreement, and Parent and Sub shall each have delivered to the Company a certificate, dated the Closing Date and executed in the name and on behalf of Parent by its Chairman of the Board, President or any Vice President and in the name and on behalf of Sub by its Chairman of the Board, President or any Vice President, to such effect.

               (b) Performance of Obligations. Parent and Sub shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Parent or Sub at or prior to the Closing, and

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
Parent and Sub shall each have delivered to the Company a certificate, dated the Closing Date and executed in the name and on behalf of Parent by its Chairman of the Board, President or any Vice President and in the name and on behalf of Sub by its Chairman of the Board, President or any Vice President, to such effect.

               (c) Proceedings. All proceedings to be taken on the part of Parent and Sub in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company, and the Company shall have received copies of all such documents and other evidences as the Company may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.


                                  ARTICLE VIII
                        TERMINATION, AMENDMENT AND WAIVER

               8.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether prior to or after the Company Shareholders' Approval:

               (a) By mutual written agreement of the parties hereto duly authorized by action taken by or on behalf of their respective Boards of Directors;

               (b) By either the Company or Parent upon written notification to the non-terminating party by the terminating party:

                       (i) at any time after March 31, 2000 if the Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of this Agreement by the terminating party;

                       (ii) if the Company Shareholders' Approval shall not be obtained by reason of the failure to obtain the requisite vote upon a vote held at a meeting of such shareholders, or any adjournment thereof, called therefor;

                       (iii) if there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement, which breach is not curable or, if curable, has not been cured within thirty (30) days following receipt by the non-terminating party of notice of such breach from the terminating party; or

                       (iv) if any court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have issued an order making illegal or otherwise restricting, preventing or prohibiting the Merger and such order shall have become final and nonappealable;

               (c) By the Company if the Board of Directors of the Company determines in good faith, based upon advice from outside counsel, that termination of the Agreement is required for the Board of Directors to comply with its fiduciary duties to shareholders imposed by law by reason of an unsolicited bona fide Alternative Proposal having been made which (i) meets the requirements of clauses (A) and
(B) of Section 5.02 and (ii) is not conditioned on the receipt of financing; provided that the Company shall have complied with the provisions of clauses (C) and (D) of Section 5.02 and shall notify Parent within three (3) business days of its intention to terminate this Agreement or enter into a definitive agreement with respect to such Alternative Proposal, but in no event shall such notice be given less than forty-eight (48) hours prior to the public announcement of the Company's termination of this Agreement; and provided further that the Company's ability to terminate this Agreement pursuant to this paragraph (c) is conditioned upon the prior payment by the Company to Parent of any amounts owed by it pursuant to Section 8.02(b); or

               (d) By Parent if the Board of Directors of the Company (or any committee thereof) shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of this Agreement or the Merger or shall have recommended an Alternative Proposal to the shareholders of the Company or failed to reconfirm its recommendation of this Agreement and the Merger within five (5) business days following a reasonable written request for such reconfirmation by Parent.

               8.02 Effect of Termination. (a) If this Agreement is validly terminated by either the Company or Parent pursuant to Section 8.01, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of either the Company or Parent (or any of their respective Representatives or affiliates), except (i) that the provisions of
6.07 and 6.09 and this Section 8.02 will continue to apply following any such termination, (ii) that nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement and (iii) as provided in paragraph (b) below.

               (b) In the event that any person or group shall have made an Alternative Proposal and thereafter (i) this Agreement is terminated (x) by the Company pursuant to Section 8.01(c), or (y) by Parent pursuant to Section 8.01(d) or (ii) this Agreement is terminated for any other reason (other than by reason of the breach of this Agreement by Parent or a termination by either party pursuant to 8.01(b)(iv)) and, in the case of this clause (ii) only, a definitive agreement with respect to such Alternative Proposal is executed within one year after such termination, then the Company shall pay to Parent, by wire transfer of same day funds, either on the date contemplated in Section 8.01(c) if applicable, or otherwise, within two (2) business days after such amount becomes due, (x) a termination fee of $12,500,000 and (y) an amount up to $500,000 to reimburse Parent and Sub for all documented out-of-pocket expenses and fees incurred by them in connection with this Agreement and the transactions contemplated hereby (including, without limitation, fees and expenses payable to all banks, investment banking firms and other financial institutions and persons and their respective agents and counsel for acting as Parent's financial advisor with respect to, or arranging or committing to provide or providing any financing for, the Merger).

               (c) The Company acknowledges that the agreements contained in the preceding paragraph are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Sub would not enter into this Agreement; accordingly,

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
if the Company fails promptly to pay the amount due pursuant to such paragraph, and in order to obtain such payment, Parent or Sub commences a suit which results in a judgment against the Company for the fee set forth in such paragraph, the Company shall pay to Parent or Sub, as the case may be, its cost and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

               (d) In the event of a termination of this Agreement pursuant to which a payment is made in full compliance with Section 8.02(b), the receipt of such payment shall serve as liquidated damages with respect to any breach of this Agreement by the party who has made such payment giving rise to such termination, and the receipt of any such payment shall be the sole and exclusive remedy (at law or in equity) with respect to any such breach. In the event any action, suit, proceeding or claim is commenced or asserted by a party against another party and/or any director or officer of such other party relating, directly or indirectly, to this Agreement, it is expressly agreed that no party shall be entitled to obtain any punitive, exemplary, treble, or consequential damages of any type under any circumstances in connection with such action, suit, proceeding or claim, regardless of whether such damages may be available under law, the parties hereby waiving their rights, if any, to recover any such damages in connection with any such action, suit, proceeding or claim

               8.03 Amendment. This Agreement may be amended, supplemented or modified by action taken by or on behalf of the respective Boards of Directors of the parties hereto at any time prior to the Effective Time, whether prior to or after the Company Shareholders' Approval shall have been obtained, but after such adoption and approval only to the extent permitted by applicable law. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party hereto.

               8.04 Waiver. At any time prior to the Effective Time any party hereto, by action taken by or on behalf of its Board of Directors, may to the extent permitted by applicable law (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the covenants, agreements or conditions of the other parties hereto contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.


                                   ARTICLE IX
                               GENERAL PROVISIONS

               9.01 Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements contained in this Agreement shall not survive the Merger but shall terminate at the Effective Time; provided, however, that this

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
Section 9.01 shall not limit any covenant or agreement of the parties hereto, which by its terms contemplates performance after the Effective Time or the termination of this Agreement.

               9.02 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

               If to Parent or Sub, to:

               Kellogg Company
               One Kellogg Square
               P.O. Box 3599
               Battle Creek, Michigan  49106-3599
               Facsimile No.:  (616) 961-3276
               Attn:  General Counsel

               with a copy to:

               Milbank, Tweed, Hadley & McCloy LLP
               1 Chase Manhattan Plaza
               New York, New York  10005
               Facsimile No.:  (212) 530-5219
               Attn:  Howard S. Kelberg, Esq.

               If to the Company, to:

               Worthington Foods, Inc.
               900 Proprietors Road
               Worthington, Ohio  43085
               Facsimile No.:  (614) 885-3415
               Attn:  Dale E. Twomley, President

               with a copy to:

               Vorys, Sater, Seymour and Pease LLP
               52 East Gay Street
               Columbus, Ohio  43216
               Facsimile No.:  (614) 464-6350
               Attn:  Roger E. Lautzenhiser

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

               9.03 Entire Agreement; Incorporation of Exhibits. (a) This Agreement supersedes all prior discussions and agreements among the parties hereto with respect to the subject matter hereof, and contains, together with the Confidentiality Agreement, the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

               (b) The Company Disclosure Letter and any Exhibit attached to this Agreement and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

               9.04 Public Announcements Except as otherwise required by law or the rules of any applicable securities exchange or national market system, so long as this Agreement is in effect, Parent and the Company will not, and will not permit any of their respective Representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. Parent and the Company will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as practicable.

               9.05 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and except as provided in Sections
6.06 and 6.12 (which are intended to be for the benefit of the persons entitled to therein, and may be enforced by any of such persons), it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

               9.06 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void, except that Sub may assign any or all of its rights, interests and obligations hereunder to another direct or indirect wholly-owned Subsidiary of Parent, provided that any such Subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

               9.07 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define, modify or limit the provisions hereof.

               9.08 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or order, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

               9.09 Governing Law. Except to the extent that the OGCL is mandatorily applicable to the Merger and the rights of the shareholders of the Constituent Corporations, this Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

               9.10 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specified terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

               9.11 Certain Definitions. As used in this Agreement:

               (a) the term "affiliate," as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person; for purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

               (b) a person will be deemed to "beneficially" own securities if such person would be the beneficial owner of such securities under Rule 13d-3 under the Exchange Act, including securities which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time);

               (c) the term "business day" means a day other than Saturday, Sunday or any day on which banks located in the States of Ohio or Michigan are authorized or obligated to close;

               (d) any reference to any event, change or effect being "material" or "materially adverse" or having a "material adverse effect" on or with respect to an entity (or group of entities taken as a whole) means such event, change or effect is material or materially adverse, as the case may be, to the business, properties, assets, liabilities, prospects, condition financial or otherwise) or results of operations of such entity (or of such group of entities taken as a whole);

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
               (e) the term "knowledge" or any similar formulation of "knowledge" shall mean, with respect to the Company, the knowledge of (i) any of the Company's executive officers or directors and (ii) the employees of the Company listed on Section 9.11 of the Company Disclosure Letter.

               (f) the term "person" shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act);

               (g) the "Representatives" of any entity means such entity's directors, officers, employees, legal, investment banking and financial advisors, accountants and any other agents and representatives; and

               (h) the term "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which more than fifty percent (50%) of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by such party.

               9.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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
               IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.


                                          KELLOGG COMPANY

                                          By: /s/ John D. Cook
                                             -------------------------------
                                             Name: John D. Cook
                                             Title: Executive Vice President


                                          WF ACQUISITION INC.

                                          By: /s/ Stephen S. Benoit
                                             -------------------------------
                                             Name: Stephen S. Benoit
                                             Title: Vice President


                                          WORTHINGTON FOODS, INC.

                                          By: /s/ Dale E. Twomley
                                             -------------------------------
                                             Name: Dale E. Twomley
                                             Title: President and CEO

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   List of Sections of Company Disclosure Letter and of Exhibits to
                     Agreement and Plan of Merger
                    dated as of September 30, 1999
                             by and among
                 Kellogg Company, WF Acquisition Inc.
                      and Worthington Foods, Inc.


Sections of Company Disclosure Letter:
--------------------------------------

      Section 3.01 -- Organization and Qualification
      Section 3.02 -- Capitalization
      Section 3.04 -- Non-Contravention; Approvals and Consents
      Section 3.05 -- SEC Reports and Financial Statements
      Section 3.06 -- Absence of Certain Changes or Events
      Section 3.07 -- Absence of Undisclosed Liabilities
      Section 3.08 -- Legal Proceedings
      Section 3.11 -- Compliance with Agreements; Certain Agreements
      Section 3.12 -- Taxes
      Section 3.13 -- Employee Benefit Plans; ERISA
      Section 3.14 -- Labor Matters
      Section 3.15 -- Environmental Matters
      Section 3.16 -- Intellectual Property Rights
      Section 3.17 -- Year 2000
      Section 5.01 -- Covenants of the Company
      Section 6.06 -- Indemnification; Directors' and Officers' Insurance
      Section 9.11 -- "Knowledge" of Company Employees


Exhibits:
---------

      A -- Employment Agreement between Kellogg Company and B. Eugene Fluck
      B -- Employment Agreement between Kellogg Company and David F. Hamann
      C -- Employment Agreement between Kellogg Company and William T. Kirkwood D -- Employment Agreement between Kellogg Company and Ronald L. McDermott E -- Employment Agreement between Kellogg Company and Jay L. Robertson
      F -- Employment Agreement between Kellogg Company and Dale E. Twomley

NOTE: The Company Disclosure Letter and the foregoing Exhibits are not filed herewith. Worthington Foods, Inc. agrees to furnish a copy of any omitted Exhibit or of the Company Disclosure Letter to the Securities and Exchange Commission upon request.